Exhibit 10.2

WELLS FARGO BANK, NATIONAL ASSOCIATION

September 27, 2019

Box, Inc.

900 Jefferson Ave.

Redwood City, CA 94063

Attention: Chief Financial Officer

Re:Amendment.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 27, 2017 (as amended by Amendment No. 1 to Credit Agreement dated as of July 12, 2019 and in effect on the date hereof, the “Credit Agreement”), by and between BOX, INC. (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “the Lender”).  Capitalized terms not defined in this letter agreement are used herein as defined in the Credit Agreement.

The Borrower has requested certain amendments to the Credit Agreement as set forth in the following sentence. Upon effectiveness hereof, the Lender and the Borrower hereby agree that:

(i)The last sentence of Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“In the event that no notice of continuation or conversion, or an incomplete notice of continuation or conversion, is received by the Lender with respect to outstanding LIBOR Loans, then upon expiration of the Interest Period(s) applicable thereto, such Loans shall automatically be continued for an additional Interest Period equal to one month; provided that if an Event of Default or Potential Event of Default has occurred and is continuing, such Loans shall convert to Prime Rate Loans.”; and

(ii)Article VIII of the Credit Agreement is hereby amended by adding thereto a new Section 8.22 as follows:

“Section 8.22.  Hedge Agreements.  Notwithstanding anything to the contrary set forth herein, at any time when an interest rate Hedge Agreement between the Borrower and the Lender (or any  (an “Interest Rate Swap”) is in effect in connection with any LIBOR Loan, the following provisions shall apply with respect to a portion of such Loan equal to the lesser of (x) the outstanding principal balance of such Loan and (y) the notional amount of the related Interest Rate Swap (the “Hedge Portion”):

(a)With respect to the Hedge Portion, no Prime Rate interest option shall be available. and

(b)With respect to the Hedge Portion, the following definition of “Interest Period” shall apply:

“Interest Period”: with respect to any LIBOR Loan for which an Interest Rate Swap has been executed, a period of one month, provided that (i) the initial Interest Period shall commence on the later of (A) the effective date of such Interest Rate Swap, and (B) the date of disbursement of such Loan, and shall continue up to, but shall not include, the fifth day of the immediately succeeding month, (ii) thereafter, each Interest Period shall commence automatically, without notice to or consent from the Borrower, on the fifth day of each month and continue up to, but shall not include, the fifth day of the immediately succeeding month and (iii) for any Interest Period commencing within one month of the Maturity Date, such Interest Period shall end on the Maturity Date.  An Interest Period that commences with respect to a Hedge Portion hereunder shall continue until its scheduled expiration date in accordance with the foregoing definition notwithstanding the termination of the Interest Rate Swap during such Interest Period.

The Borrower understands and acknowledges that (i) any Interest Rate Swap constitutes an independent agreement between the Borrower and the Lender and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise expressly provided in the documentation for the Interest Rate Swap, (ii) nothing in this Agreement shall be construed as a modification of an Interest Rate Swap or create an obligation to amend an Interest Rate Swap, (iii) the Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Agreement and those of a related Interest Rate Swap (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of an Interest Rate Swap), and the Lender is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of an Interest Rate Swap, and (iv) the Lender has no obligation to modify, renew or extend the Maturity Date to match the maturity date of an Interest Rate Swap.”

The provisions of this letter agreement shall be effective upon the date of the Lender’s receipt of counterparts of this letter agreement executed by the Lender and the Borrower, and the Lender shall confirm such effectiveness to the Borrower via email.  Upon such effectiveness, all references to the Credit Agreement in the Loan Documents shall refer to the Credit Agreement as amended by this letter agreement.

The Borrower hereby confirms that (i) the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date and (ii) no Event of Default or Potential Event of Default has occurred and is continuing.

Except as specifically modified herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed by the Borrower in all respects.  This letter agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this letter agreement shall be deemed to constitute due and sufficient delivery of such counterpart.  This letter agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California without reference to conflicts of law rules.

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This letter agreement is a Loan Document as defined in the Credit Agreement, and the expense reimbursement, indemnification, waiver of jury trial, consent to jurisdiction and other provisions of the Credit Agreement generally applicable to Loan Documents are applicable hereto and incorporated herein by this reference and this letter agreement shall be interpreted, construed and enforced as if all such provisions were set forth in full in this letter agreement.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Wendy Wong
Name:	Wendy Wong
Title:	Director

Accepted and agreed to:

BOX, INC.,
a Delaware corporation

By:	/s/ Dylan Smith
Name:	Dylan Smith
Title:	Chief Financial Officer